                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-61565

                                 537,032 SHARES

                                IDT CORPORATION

                                  COMMON STOCK

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    This Prospectus relates to the offer and sale from time to time by David Turock, Eric Hecht, Richard Robbins, Bradley Turock, Lisa Mikulynec, Wai Nam Tam and Mary Jo Altom (collectively, the "Selling Stockholders") of up to 537,032 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of IDT Corporation (the "Company"). The registration of the Shares does not necessarily mean that any of the Shares will be offered and sold by the Selling Stockholders. See "Selling Stockholders" and "Plan of Distribution."

    The Common Stock is listed on the Nasdaq National Market under the symbol "IDTC." On September 30, 1998, the last reported sales price as reported by the Nasdaq National Market was $23.00 per share.

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THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

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    The Selling Stockholders may offer and sell the Shares directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." Each Selling Stockholder reserves the right to accept or reject, in whole or in part, any proposed purchase of the Shares to be made directly or through agents.

    Each Selling Stockholder and his or her agents or broker-dealers that participate with such Selling Stockholder in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received and any profit on the resale of the Shares may be deemed to be underwriting commissions or discounts under the Securities Act.

    The Company will not receive any of the proceeds from the sale of Shares by the Selling Stockholders, but has agreed to bear certain expenses of registration of the Shares under the federal and state securities laws.

                 THE DATE OF THIS PROSPECTUS IS OCTOBER 1, 1998

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at its office at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information that the Company files with the Commission electronically are contained in the Internet Web site maintained by the Commission. The Commission's Web site address is http://www.sec.gov. The Common Stock is quoted on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., at 1735 K Street, Washington, D.C. 20006.

    The Company has filed with the Commission a Registration Statement on Form S-3 with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, to which reference is hereby made. Statements contained in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed to be qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

(1) the Company's Annual Report on Form 10-K, as amended, for the fiscal year ended July 31, 1997;

(2) the Company's Quarterly Report on Form 10-Q for the three months ended October 31, 1997;

(3) the Company's Quarterly Report on Form 10-Q for the three months ended January 31, 1998, as amended;

(4) the Company's Quarterly Report on Form 10-Q for the three months ended April 30, 1998;

(5) the Company's Current Report on Form 8-K, dated February 19, 1998;

(6) the Company's Current Report on Form 8-K, dated April 22, 1998;

(7) the Company's Current Report on Form 8-K, dated May 21, 1998, as amended;
    and

(8) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, and any amendment or report filed for the purpose of updating such description.

    All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (exclusive of exhibits, unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be submitted in writing to the Corporate Secretary at the corporate headquarters of the Company at 190 Main Street, Hackensack, New Jersey 07601 or by telephone at (201) 928-1000.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

    As used in this Prospectus, unless the context otherwise requires, the terms "Company" and "IDT" refer to IDT Corporation, a Delaware corporation, its predecessor, International Discount Telecommunications, Corp., a New York corporation, and their subsidiaries, collectively.

                                  THE COMPANY

    The Company is a leading emerging multinational carrier that combines its position as an international telecommunications operator, its experience as an Internet service provider and its leading position in Internet telphony to provide a broad range of telecommunications services to its wholesale and retail customers worldwide.

    The Company's predecessor corporation was incorporated in New York in 1990, and the Company reincorporated in Delaware in December 1995. Its principal executive offices are located at 190 Main Street, Hackensack, New Jersey, 07601, and its telephone number is (201) 928-1000.

                                USE OF PROCEEDS

    The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

                              SELLING STOCKHOLDERS

    All of the shares of Common Stock that may be offered pursuant to this Prospectus were originally issued pursuant to an Agreement and Plan of Merger, dated April 7, 1998 (the "IX Merger Agreement"), pursuant to which the Company agreed to acquire all of the issued and outstanding shares of InterExchange, Inc., a Delaware corporation, and four related companies acquired by InterExchange, Inc. immediately prior to the transactions contemplated by the IX Merger Agreement (collectively, "IX").

    Dr. David Turock has served as the Company's Director of Technology since November 1997, and through Rock Enterprises, Inc., Dr. Turock provided consulting services to the Company between 1992 and 1997. Eric Hecht serves as the Chief Executive Officer of IX and previously served as the President of IX from IX's inception in 1995 until May of 1998. Richard Robbins currently serves as the President of IX, and previously served as the Chief Financial Officer from IX's inception in 1995 until May of 1998. Bradley Turock serves as a Senior Development Engineer of IX, and has provided consulting services to IX and to the Company since 1995 and 1997, respectively. Wai Nam Tam also serves as a Senior Development Engineer of IX, and has provided consulting services to IX and to the Company since 1997. Lisa Mikulynec serves as IX's Vice President of Operations. Between 1995 and 1996, Ms. Mikulynec provided consulting services to IX and the Company, and between 1996 and 1998, she served as IX's Director of Network Services. Mary Jo Altom serves as the Company's Vice President of Telecommunications Operations and has provided consulting services to the Company since June 1996. In connection with the transactions contemplated by the IX Merger Agreement, each of Bradley Turock, Lisa Mikulynec and Wai Nam Tam entered into employment agreements with IX and ceased to act as consultants to
IX. Similarly, Mary Jo Altom entered into an employment agreement with the Company and ceased to act as a consultant to the Company.

    The following table sets forth certain information known to the Company with respect to the beneficial ownership of each Selling Stockholder as of July 31, 1998, as to (i) the number of shares of Common Stock beneficially held by the Selling Stockholder, (ii) the number of Shares that may be offered pursuant to this Prospectus, (iii) the number of shares of Common Stock and percentage of outstanding shares of Common Stock that will be held by each Selling Stockholder after sale of the Shares, assuming all of the Shares are sold by each Selling Stockholder, and assuming conversion of each of the Company's Class A Shares into shares of Common Stock. Because each of the Selling Stockholders may offer all or some part of the Shares which he or she holds from time to time pursuant to the offering contemplated by this Prospectus, and because this offering is not being underwritten on a firm commitment basis, no assurances can be given as to the number of shares that will be held by each of the Selling Stockholders upon termination of this offering. See "Plan of Distribution."

                                                          SHARES                          SHARES BENEFICIALLY OWNED
                                                       BENEFICIALLY       NUMBER OF          AFTER THE OFFERING
                                                      OWNED PRIOR TO    SHARES OFFERED  -----------------------------
SELLING STOCKHOLDER                                  THE OFFERING (1)       HEREBY         NUMBER       PERCENTAGE
---------------------------------------------------  -----------------  --------------  ------------  ---------------
David Turock(2)....................................        1,567,856         276,532       1,291,324           3.9
Eric Hecht.........................................          517,261          84,932         432,329           1.3
Richard Robbins(3).................................          517,361          84,933         432,428           1.3
Bradley Turock.....................................          162,667          29,113         133,554         *
Lisa Mikulynec.....................................          133,333          23,776         109,557         *
Wai Nam Tam........................................          154,667          28,043         126,624         *
Mary Jo Altom......................................           53,334           9,703          43,631         *

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*   Less than 1%.

(1) Includes an aggregate of 1,424,999, 517,261, 517,261, 162,667, 133,333,
    154,667 and 53,334 shares of Common Stock received or to be received by David Turock, Eric Hecht, Richard Robbins, Bradley Turock, Lisa Mikulynec, Wai Nam Tam and Mary Jo Altom, respectively, in connection with the transactions contemplated by the IX Merger Agreement. A portion of such shares are currently held in escrow accounts maintained by The Bank of New York, as Escrow Agent. Pursuant to the IX Merger Agreement, such Selling Stockholders are prohibited from transferring all of such shares of Common Stock (except for gratuitous transfers to immediate family members, transfers in trust for the benefit of such relatives, and transfers to certain types of charities) until October 7, 1998, October 7, 1999, October 7, 2000, April 7, 2001, October 7, 2001 and October 7, 2002, on each of which dates such transfer restrictions shall be removed with respect to a portion of such shares of Common Stock. In addition, during the period in which such shares of Common Stock are subject to such limitations on resale, each of these Selling Stockholders has granted an irrevocable proxy to Mr. Howard S. Jonas, the Company's Chairman and Chief Executive Officer to vote such shares.

(2) Includes 142,857 shares of Common Stock held of record by The JTBC Foundation. The JTBC Foundation is a charitable trust, of which Howard S. Jonas, David Turock, Howard S. Balter and James A. Courter are the trustees, and thereby share the power to vote and to direct the sale of these shares. Mr. Balter and Mr. Courter are the Chief Operating Officer and the President of the Company, respectively, and are each Directors of the Company.

(3) Includes 100 shares of Common Stock beneficially owned by Richard Robbins' wife.

                              PLAN OF DISTRIBUTION

    The Shares offered for sale hereby may be sold from time to time by the Selling Stockholders in one or more transactions on the Nasdaq National Market, or such other market on which the Common Stock may from time to time be trading, in the over-the-counter market, in negotiated transactions, through the writing of options on the shares, short sales or in a combination of such methods of sale, at fixed prices, at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions directly to purchasers or to or through broker-dealers which may act as agents or principals. Such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). In addition, any Shares covered by this Prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

    To comply with the securities laws of certain states, if applicable, the Shares will be sold therein only through brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in such states or an exemption from registration or qualification is available and is complied with.

    Any broker-dealers who participate in a sale of the Shares may be deemed to be "underwriters" within the meaning of Sections 11 and 12 of the Securities Act and Rule 10b-5 of the Exchange Act, and any commissions received by them, and proceeds of any such sales as principals, may be deemed to be underwriting discounts and commissions under the Securities Act. To the extent that any of the Selling Stockholders may be deemed to be acting as an underwriter, such Selling Stockholder may be subject to certain statutory liabilities of the Securities Act.

    In addition, the Selling Stockholders and any other person participating in the sale or distribution of the Common Stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-5 and Regulation M (and Rules 100 to 105 thereof), which provisions may limit the timing of purchases and sales of any of the Common Stock by the Selling Stockholders and any other such person. Furthermore, pursuant to such regulations, any person engaged in a distribution of Common Stock may not simultaneously engage in market-making activities with respect thereto during the period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in a distribution, including stabilization activities to effect syndicate covering transactions, to impose penalty bids or to effect passive market making bids. All of the foregoing may affect the marketability of the Common Stock and the ability of any person or entity to engage in market-making activities with respect to the Common Stock.

                                 LEGAL MATTERS

    Certain legal matters with respect to this offering will be passed upon for the Company by Joyce J. Mason, Esq., General Counsel.

                                    EXPERTS

    The consolidated financial statements of IDT Corporation at July 31, 1997 and 1996, and for each of the three years in the period ended July 31, 1997 incorporated by reference in this Prospectus and the related Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated herein by reference, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The Combined Financial Statements of InterExchange, Inc. and Combined Affiliates as of December 31, 1997, 1996 and 1995 and for each of the three years in the period ended December 31, 1997 incorporated by reference in this Prospectus and the related Registration Statement have been audited by Amper, Politziner & Mattia P.A., independent auditors, as set forth in their report thereon incorporated herein by reference, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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    NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

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                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

Available Information.....................................................    2

Incorporation of Certain Documents by Reference...........................    2

The Company...............................................................    3

Use of Proceeds...........................................................    3

Selling Stockholders......................................................    3

Plan of Distribution......................................................    4

Legal Matters.............................................................    5

Experts...................................................................    5

                                 537,032 SHARES

                                IDT CORPORATION

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                OCTOBER 1, 1998

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